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Exhibit 4.1.3

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

        This First Amendment to Loan and Security Agreement (this "Amendment"), dated as of March 26, 2002, among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("Lender") and BALLANTYNE OF OMAHA, INC., a Delaware corporation ("Leading Borrower"), DESIGN & MANUFACTURING, INC., a Nebraska corporation, XENOTECH RENTAL CORP., a Nebraska corporation, and XENOTECH STRONG, INC., a Nebraska corporation (collectively, the "Other Borrowers"; Leading Borrower and the Other Borrowers being collectively referred to as "Borrowers" and each as a "Borrower").

WITNESSETH:

        WHEREAS, Borrower and Lender are parties to that certain Loan and Security Agreement, dated as of August 30, 2001 (as it may be amended, restated, modified or supplemented from time to time, the "Loan Agreement") under which Lender agreed to make certain loans and extensions of credit to Borrower; and

        WHEREAS, Borrower has requested that Lender make certain amendments to the Loan Agreement, as more fully set forth herein, and Lender is agreeable to such request only on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree that all capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement and do hereby further agree as follows:

STATEMENT OF TERMS

        1.    Limited Waiver of Default.    Subject to the terms and conditions of this Amendment, upon the Effective Date (as defined in Section 8 below), Lender hereby waives the Event of Default arising solely out of the Borrowers' failure to meet the minimum Fixed Charge Coverage Ratio set forth in Schedule G to the Loan Agreement for the five month period ended January 31, 2002 and the six month period ended February 28, 2002. The waiver set forth in this Section 1 relates solely to the Event of Default set forth in the preceding sentence during the time period specified therein, and nothing in this Amendment is intended or shall be construed as Lender's waiver of any other Default or Event of Default.

        2.    Amendments to Loan Agreement.

          (a)    Foreign Revolving Loan.    Notwithstanding anything in the Loan Agreement to the contrary, upon the Effective Date, (i) each of the Foreign Maximum Amount and the Foreign Borrowing Availability shall be deemed to be $0, (ii) Borrowers shall not be required to deliver any further Foreign Borrowing Base Certificates, (iii) all deposits that relate to the Foreign Accounts shall be deposited to one of the Domestic Deposit Accounts and the Foreign Deposit Accounts shall be closed, (iv) Lender shall have no obligation to make any further Foreign Revolving Credit Advances, and (v) the outstanding balance of the Foreign Revolving Loan, if any, shall be, to the extent Domestic Borrowing Availability then exists, automatically converted to the Domestic Revolving Loan, with any remainder to be repaid to Lender in full on or before the Effective Date.

          (b)    Interest Rates.    Section 1.5 (a) of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

  "1.5    Interest (a) Each Borrower shall pay interest to Lender on the aggregate outstanding Revolving Credit Advances attributable to such Borrower at a floating rate per annum equal to the Index Rate plus four and three hundred seventy-five thousandths percent (4.375%) per annum (the "Revolving Credit Rate") and the Term Loan Borrowers shall pay interest to Lender on the outstanding balance of the Term Loan at a floating rate equal to the Index Rate plus three and six hundred twenty-five thousandths percent (3.625%) per annum (the "Term Loan Rate"). All computations of interest, and all calculations of the Letter of Credit Fee, shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest or fee is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable."

          (c)    Reporting.    Section 4.1(g) of the Loan Agreement is hereby deleted in its entirety;

          (d)    Definitions on Schedule A.    The following definitions on Schedule A to the Loan Agreement are hereby modified as provided below:

              (i)  "Domestic Borrowing Base" is hereby amended and restated in its entirety as follows:

  "Domestic Borrowing Base" shall mean at any time an amount equal to the sum at such time of:

    (a)    70% of the value (as determined by Lender) of each Borrower's Eligible Domestic Accounts (provided that Lender shall reduce the foregoing percentage by one percentage point for each percentage point that the dilution of such Borrower's Accounts (calculated by Lender as the average dilution over the most recent three months) exceeds 20%); plus

    (b)    solely with respect to the Domestic Borrowing Base of Leading Borrower, the lesser of (i) $2,200,000 or (ii) the sum of (A) the lesser of $1,600,000 or 50% of the value of Leading Borrower's Eligible Domestic Inventory consisting of lenses, (B) the lesser of $500,000 or 40% of the value of Leading Borrower's Eligible Domestic Inventory consisting of finished platters, theatre equipment, and spotlights, and (C) the lesser of $100,000 or 25% of the value of Leading Borrower's Eligible Domestic Inventory consisting of finished restaurant equipment, in each case as determined by Lender, valued on a first-in, first-out basis (at the lower of cost or market); provided that the Domestic Borrowing Base of Leading Borrower shall be reduced by the Inventory Reserve, the Lens Reserve, and the Term Loan Reserve."

            (ii)  "Domestic Environmental Reserve" is hereby deleted in its entirety;

            (iii)  "Eligible Domestic Accounts" is hereby amended by amending and restating clauses (t) and (u) in their entirety as follows:

    "(t)    that is an obligation of National Cinema Supply, Inc. or Capital City Supply, Inc.;"

    "(u)    that is an obligation of National Cinema Supply, Inc. or Capital City Supply, Inc. to the extent the aggregate outstanding amount of the obligations of both such Persons to any Borrower exceeds $500,000;"

            (iv)  "Permitted Intercompany Loans" is hereby amended and restated in its entirety as follows:

  "Permitted Intercompany Loans" shall mean any loan or advance of money by Leading Borrower to Other Borrowers or Guarantors; provided that each of the following conditions is met at the time of and after giving effect to the making of such loan or advance and the use of the proceeds thereof: (i) no Default or Event of Default shall be in existence, (ii) each of the Leading Borrower and the Other Borrowers and Guarantors shall be Solvent, and (iii) the aggregate outstanding principal amount at any one time of all such loans or advances made by Leading Borrower to Other Borrowers or Guarantors shall not exceed $15,500,000, $15,800,000, $16,000,000 and $15,800,000 during the 1st, 2nd, 3rd and 4th Fiscal Quarters of Fiscal Year 2002, respectively;"

            (v)  A definition for the term "Term Loan Reserve" is hereby added to Schedule A as follows:

  "Term Loan Reserve" shall mean an amount equal to the greater of (x) $1,000,000 or (y) the balance of the Term Loan then outstanding."

          (e)    Schedule E—Fees.    Schedule E of the Loan Agreement is hereby amended by (i) increasing the rate at which the Unused Line Fee is computed from 0.25% to 0.50%, and (ii) deleting clause 6 thereof in its entirety and substituting the following clause 6 in lieu thereof:

  "6.    MONITORING FEE: Borrowers, jointly and severally, agree to pay Lender a collateral monitoring fee in the amount $12,000 per annum, payable in equal, consecutive, monthly payments of $1,000 each, which fees shall be fully earned and non-refundable on a monthly basis."

          (f)    Schedule G—Financial Covenants.    Clause 1 of Schedule G of the Loan Agreement is hereby amended and restated in its entirety as follows:

  "1.    Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than 1.0:1.0 for each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2002. Notwithstanding anything in the Loan Agreement to the contrary, the sale or restructuring of Strong Communications, a division of Ballantyne of Omaha, Inc. or Design & Manufacturing, Inc. or Xenotech Rental Corp. or Xenotech Strong, Inc. will be considered extraordinary events and excluded from the Fixed Charge Coverage Ratio calculation."

        3.    General Release.    In consideration of, among other things, Lender's execution and delivery of this Amendment, each of Borrowers and the other Credit Parties, on behalf of itself and its successors and assigns (collectively, the "Releasors"), hereby forever waives, releases and discharges to the fullest extent permitted by law any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits, costs, expenses and damages (collectively, the "Claims"), that any Releasor now has or hereafter may have, of any nature whatsoever and kind, whether known or unknown, whether now existing or hereinafter arising, whether arising at law or in equity, against any or all of Lender, in any capacity, and its affiliates and shareholders, and their respective successors and assigns, and each and all of the officers, directors, employees, agents, attorneys and other representatives of the each of the foregoing (collectively, the "Releasees"), based in whole or in part on any actions or inactions taken or omitted by the Releasees on or prior to the date of this Amendment in connection with the negotiation, execution, delivery, performance, administration, operation or enforcement of any of the Loan Agreement, this Amendment or any of the other Loan Documents.

        4.    Representations and Warranties.    To induce Lender to enter into this Amendment, each Credit Party hereto hereby warrants, represents and covenants to Lender that: (a) each representation and warranty of the Credit Parties set forth in the Loan Agreement is hereby restated and reaffirmed as true and correct on and as of the date hereof after giving affect to this Amendment as if such representation or warranty were made on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period in which case it is true and correct as of such prior date or period), and no Default or Event of Default has occurred and is continuing as of this date under the Loan Agreement after giving effect to this Amendment (other than the Event of Default waived by Lender in Section 1 above); and (b) each Credit Party hereto has the power and is duly authorized to enter into, deliver and perform this Amendment, and this Amendment is the legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

        5.    Conditions Precedent to Effectiveness of this Amendment.    This Amendment shall become effective upon the fulfillment of each the following conditions precedent (the "Effective Date"):

          (a)  Lender shall have received one or more counterparts of this Amendment duly executed and delivered by the Borrowers and each of the other Credit Parties;

          (b)  Any and all guarantors of the Obligations shall have consented to the execution, delivery and performance of this Amendment and all of the transactions contemplated hereby by signing one or more counterparts of this Amendment in the appropriate space indicated below and returning same to Lender;

          (c)  Borrowers shall have paid all legal fees of Lender in connection with the preparation of this Amendment; and

          (d)  Sufficient Domestic Borrowing Availability shall then exist to convert all amounts of the Foreign Revolving Loan then outstanding to the Domestic Revolving Loan or Lender shall have received repayment in full of any amounts of the Foreign Revolving Loan not converted into the Domestic Revolving Loan.

        6.    Ratification.    Each of the Borrowers and each of the other Credit Parties hereby ratifies and reaffirms each and every term and condition set forth in the Loan Agreement and all other documents delivered by the Borrowers and the other Credit Parties in connection therewith (including without limitation the other Loan Documents to which the Borrowers or any of the other Credit Parties is a party), effective as of the date hereof.

        7.    Estoppel.    To induce the Lender to enter into this Amendment, each of the Borrowers and the other Credit Parties hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Borrowers or any of the other Credit Parties as against the Lender with respect to the obligations of the Borrowers or any of the other Credit Parties under the Loan Agreement or the other Loan Documents, either with or without giving effect to this Amendment.

        8.    Continuing Effect of Loan Agreement.    Except as expressly amended and modified hereby, the provisions of the Loan Agreement, and the Liens granted thereunder, are and shall remain in full force and effect.

        9.    Counterparts.    This Amendment may be executed in multiple counterparts each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

        10.    Governing Law.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

        11.    Entire Agreement.    The Loan Agreement as amended by this Amendment embodies the entire agreement among the parties hereto relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year specified at the beginning hereof.

BALLANTYNE OF OMAHA, INC.
By:	/s/ JOHN P. WILMERS Name: John P. Wilmers Title: President
DESIGN & MANUFACTURING, INC.
By:	/s/ JOHN P. WILMERS Name: John P. Wilmers Title: President
XENOTECH RENTAL, INC.
By:	/s/ JOHN P. WILMERS Name: John P. Wilmers Title: President
XENOTECH STRONG, INC.
By:	/s/ JOHN P. WILMERS Name: John P. Wilmers Title: President
GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ BUD SONODA Bud Sonoda Title: Duly Authorized Signatory

CONSENT OF GUARANTORS

        Each of the undersigned guarantors does hereby consent to the execution, delivery and performance of the within and foregoing Amendment and confirms the continuing effect of such guarantor's guarantee of the Obligations after giving effect to the foregoing Amendment.

        IN WITNESS WHEREOF, each of the undersigned guarantors has executed this Consent to Guarantors as of the day and year first above set forth.

GUARANTORS:
STRONG WESTREX, INC.
By:	/s/ JOHN P. WILMERS Name: John P. Wilmers Title: President
BALLANTYNE OVERSEAS CORP.
By:	/s/ JOHN P. WILMERS Name: John P. Wilmers Title: President

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  Exhibit 4.1.3
FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT